[Certain portions of this exhibit have been redacted as they are both not material and are of the type of information that the Company treats as private or confidential. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.]

AMENDMENT NO. 8

TO

OPTION AGREEMENT FOR

THIRD AND SEPARATE LEASE OF REAL ESTATE PROPERTY

BETWEEN

GREENBRIAR CAPITAL (US) LLC

AND

AG & FM FARMS, LLC

(Formerly DR. JOSE ARTURO ACOSTA AND HIS WIFE DENISA FRANCO MOLINI)

This Amendment No. 8 to the Third and Separate Option Agreement for Lease of Real Estate Property (the "Amendment No. 8") is made effective as of January 1, 2026, (the "Amendment No. 8 Effective Date"), by and between AG & FM FARMS, LLC, a Limited Liability Company duly organized under the laws of the Commonwealth of Puerto Rico, (formerly Dr. JOSE ARTURO ACOSTA GREGORY AND HIS WIFE DENISA FRANCO MOLINI who assigned their rights, title, interests and obligations in the Third and Separate Option Agreement for Lease of Real Estate Property to AG & FM Farms, LLC under an assignment agreement approved by all parties thereto (the "Former Owners")), with AG & FM Farms, LLC represented here by JOSE ARTURO ACOSTA, of legal age, married, property owner, resident of Mayaguez, Puerto Rico, who represents to have been duly authorized to execute and deliver this Amendment No. 8 which authority, or ratification thereof, he shall establish whenever necessary (the "Owner"), and GREENBRIAR CAPITAL (US) LLC, a limited liability company organized in accordance with the laws of Delaware, USA, and a wholly owned subsidiary of GREENBRIAR SUSTAINABLE LIVING INC (formerly, Greenbriar Capital Corp) (collectively "GREENBIAR"), duly represented by the President of Greenbriar Sustainable Living Inc., MR. CLIFF M. WEBB (the "Tenant"), with reference to the following facts.  Owner and Tenant are sometimes referred to herein individually as a "Party" and together as the "Parties."

RECITALS

A. Former Owners and Tenant entered into a certain Third and Separate Lease Option Agreement for Lease of Real Estate Property dated as of January 1, 2014, and as modified by Amendments 1 through 7 (the "Amendments") (collectively, including the Amendments, the "Third and Separate Montalva Lease Option Agreement", the "Lease Option Agreement", or the "Agreement"), to lease certain real estate properties consisting of two parcels of property identified as CRIM Tax ID (Catastro) Number 406-000-003-42-000 and shown on the Montalva Solar Farm Parcel Map ( included here as Exhibit I) as Parcel No. 1 and the property identified as CRIM Tax ID (Catastro) Number 406-000-003-35-000 and shown on the Montalva Solar Farm Parcel Map as Parcel No. 6, with Parcel No. 6 subject to the conclusion of a successful negotiation of an extension agreement as discussed in Recital D, (collectively hereinafter the "Properties").

B. An Agreement to assign the Former Owners' rights, title, interests and obligations, as such rights, title, interests and obligations are set forth in a certain Third and Separate Lease Option Agreement for Lease of Real Estate Property and Amendments thereto, to AG & FM FARMS, LLC (the "Assignee"), a newly formed Limited Liability Company duly organized under the laws of the Commonwealth of Puerto Rico was made and entered into effective as of September 15, 2021, by and between the Former Owners (collectively, the "Assignors") and Tenant.

C. In regard to the Properties, the Owner currently owns the property identified as CRIM Tax ID (Catastro) Number 406-000-003-42-000 and shown on the Montalva Solar Farm Parcel Map as Parcel No. 1 and is negotiating for the ownership of Parcel No. 6.

D. In regard to the property identified as CRIM Tax ID (Catastro) Number 406-000-003-35-000 and shown on the Montalva Solar Farm Parcel Map as Parcel No. 6, Owner held an irrevocable and exclusive option to purchase the property in accordance with a land purchase option agreement dated and effective as of January 1, 2022, between the Owner and FERNANDO ENRIQUE RAMIREZ TIO (the "Landowner") (collectively including all amendments, the "Parcel No. 6 Land Purchase Option Agreement") valid until December 31, 2022.  As of Amendment No. 8 Effective Date, although offered to the Landowner, an extension to this purchase option agreement has not been agreed and Tenant acknowledges that there is no guarantee that one will be agreed and consummated.  Without ownership, Owner cannot offer Parcel 6 for lease under this Amendment No. 8 or the Agreement and is so acknowledge by the Tenant.

E. In accordance with the Third and Separate Lease Option Agreement, and Amendments thereto, Owner has agreed to provide Tenant with an irrevocable and exclusive option to lease all or part of the Properties, with the exception of Parcel 6 currently under negotiation by Owner, to develop, construct and operate thereon a solar energy park known as the Montalva Solar Farm, consisting of, but not limited to, solar panels, inverters, transformers, racking equipment, substations, access roads, fencing, underground and overhead electrical utilities and collection systems, transmission and communication lines, metering, measurement devices, energy storage, batteries, power conditioning equipment and other equipment and facilities for the operation of a solar electrical generation and energy storage project (collectively the "MONTALVA SOLAR FARM") with the Tenant agreeing to timely pay TEN THOUSAND DOLLARS ($10,000) per year in equal installments of THREE THOUSAND THREE HUNDRED THIRTY THREE DOLLARS AND THIRTY THREE CENTS ($3,333.33) every four months commencing January 1, 2024, to Owner for Parcel No. 1 and to further reimburse the Owner for any and all of Owner's costs, expenses and purchase option payments due and required to be paid by Owner to the Landowner under the Parcel No. 6 Land Purchase Option Agreement, if successfully extended, (collectively, the "Lease Option Payments"), with no additional payments due from Tenant, other than as may be due for late fees charged by Landowner for any late payments by Tenant, in accordance with the terms for such late fees as set forth in this Agreement.

F. Owner desire to grant, and Tenant desires to continue to accept, an irrevocable and exclusive option to lease the Properties together with an easement on, over, under and across the Properties for the purpose of locating, constructing and operating the Montalva Solar Farm.

G. In recognition of the delays caused by the outbreak of the coronavirus known as COVID-19 and the continuing delays being experienced with the Puerto Rico Electric Power Authority ("PREPA") delaying the authorization for the construction of new solar energy generating facilities in Puerto Rico, the lengthy and complex bankruptcy proceeding dealing with PREPA's debts, the reorganization of PREPA under PROMESA Title III, and the recovery from the damage of hurricane Maria and the COVID pandemic; the Parties herewith and herein desire to further extending the Option Term of the Third and Separate Montalva Lease Option Agreement pursuant to the terms of this Amendment No. 8 to December 31, 2026.

H. Further to the terms of this Amendment No. 8, as of Amendment No. 8 Effective Date, Owner and Tenant agree that Tenant owes Owner TWENTY THREE THOUSAND DOLLARS ($23,000) for unpaid past due Lease Option Payment from 2014 and 2015 including agreed late fees and there are no other outstanding payments or debts owed by either Party to the other Party under this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree and amend the Third and Separate Montalva Lease Option Agreement together with all prior amendments and assignments as follows:

1. Capitalized Terms and Dollar Amounts:  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Third and Separate Montalva Lease Option Agreement and any amendments thereto.  All dollar amounts referenced in this Agreement are US dollars.

2. Amendment:  The Parties hereby agree to amend the Third and Separate Montalva Lease Option Agreement as set forth herein.

3. Payments: Tenant agrees to pay Owner, when due, the Lease Option Payments, including the payment of any late fees under Article 4 plus any late fees charged by the Landowner under the Parcel No. 6 Land Purchase Option Agreement, if applicable, caused solely by any late payment by Tenant to Owner of the Lease Option Payments when due, replacing any and all prior agreements, for the right to lease the Properties, or portions of the Properties, in Tenant's sole discretion in accordance with the lease agreement and term as provided in the Agreement, and Owner agreeing to accept the Lease Option Payments from Tenant as stated below as payment-in-full for (i) the Option for Tenant to execute a lease of the Properties or any of the portions thereof during the Option Term, (ii) any and all unpaid and outstanding past due Lease Option Payments and late fees that may be due from Tenant to Owner as of the Effective Date, and (iii) Owner agreeing to accept the payments as stated below as payment-in-full for the Option to lease the Property during the Option Term in accordance with the lease agreement and term as provided in the Agreement (collectively the "Payments"):

a. Within thirty (30) days of the execution of this Amendment by Owner, Tenant shall pay Seller the amount of THREE THOUSAND THREE HUNDRED THIRTY THREE DOLLARS AND THIRTY THREE CENTS ($3,333.33), plus an additional amount of TWENTY THREE THOUSAND DOLLARS ($23,000) for the payment of past due Lease Option Payments as set forth in Recital H, for a total of TWENTY SIX THOUSAND THREE HUNDRED THIRTY THREE DOLLARS AND THIRTY THREE CENTS ($26,333.33).

b. On or before May 31, 2026, unless the Lease Option Agreement has been terminated or the Option has been exercised by Tenant, Tenant shall pay Owner an additional amount of THREE THOUSAND THREE HUNDRED THIRTY THREE DOLLARS AND THIRTY THREE CENTS ($3,333.33), and

c. On or before September 30, 2026, unless the Land Purchase Option Agreement has been terminated or the Option has been exercised by Tenant, Tenant shall pay Seller an additional amount of THREE THOUSAND THREE HUNDRED THIRTY THREE DOLLARS AND THIRTY THREE CENTS ($3,333.33).

4. As of the Amendment No. 8 Effective Date, Tenant agrees to pay Owner, when due, the Payments and Owner agrees to accept these payments as payment-in-full for the Lease Option Payments and further agrees to make timely payments to the Landowner under the Parcel No. 6 Land Purchase Option Agreement, if due and extended as discussed in Recital D, following such payments by Tenant for Parcel No. 6 as applicable.

5. Late Payments: For any payments due Owner under this Agreement, if such payment is not paid within fifteen (15) business days of the date any payment is due, then late fees shall be assessed at the rate of one percent (1%) per month on any portion thereof that such amount is more than fifteen (15) business days late or on the anniversary of such date each month thereafter for each payment or amounts outstanding as of that date and shall be due and payable at the time when said late payment amount is paid, or if not paid, shall be due and payable at the signing of the deed of sale thereunder with no credit applied against the Annual Rent payments for such payment of late fees in accordance with Article 9.  Any late fees for Parcel No. 6 due Owner shall be as stated in Article 3.

6. Extension of the Option Term:  In exchange for Tenant agreeing to make the Lease Option Payments as set forth in Article 3, including any reimbursement of any late fees assessed as set forth in Articles 3 or 4, the Owner agrees to extend the Third and Separate Montalva Lease Option Agreement Option Term and termination date to December 31, 2026 (the "Option Term").  Tenant recognizes that Owner may need to extend the term of the Parcel No. 6 Land Purchase Option Agreement during the Option Term and, if so directed by Tenant, Owner shall make all reasonable efforts to extend the Parcel No. 6 Land Purchase Option Agreement in a timely manner.  Tenant understands that Owner may not be successful in negotiating any purchase option with the Landowner.  If so directed by Tenant, Owner shall keep Tenant informed as to the status of the Parcel No. 6 Land Purchase Option Agreement.  Owner and Tenant shall work together as needed and Tenant recognizes that Owner may not be successful in extending the Parcel No. 6 Land Purchase Option Agreement in which case the Tenant acknowledges that the Owner would not be able to fulfill its obligations to lease the Parcel No. 6 property to Tenant.  Tenant recognizes that no current purchase option agreement is in effect with the landowner of Parcel 6.

7. Forgiveness of any Prior Amounts:  Further, in exchange for Tenant agreeing to make the Payments, including any reimbursement of any late fees assessed as set forth in Articles 3 or 4, Owner agrees to accept these payments as payment-in-full for (i) any and all, if any, unpaid and outstanding Lease Option Payments due from Tenant to Owner for the Properties as of the Amendment No. 8 Effective Date and (ii) for any and all, if any, accumulated and unpaid late fees due Owner; with no additional Lease Option Payments or late fees due from Tenant other than as agreed in this Amendment No. 8.

8. Good Standing:  Subject to the terms and conditions of this Amendment No. 8, and Tenant making the payments as set forth in Articles 3 and 4, the Parties agree that the Third and Separate Montalva Lease Option Agreement including all amendments, riders and exhibits thereto are ratified and confirmed in each and every respect and are agreed, together with Amendment Nos. 1 through 7 and hereby, to be in good standing and shall remain in full force and effect in accordance with the provisions stated herein.

9. Termination Rights:  If for any reason Tenant does not make the payments set forth in Articles 3 and 4, Owner at its discretion and option may terminate the Third and Separate Montalva Lease Option Agreement by giving thirty (30) days' written notice to Tenant of an event of default thereto.  Such notice if given shall be provided to Tenant and Greenbriar deposited in overnight mail or delivery service with signature delivery addressed to Greenbriar to the attention of Jeff Ciachurski at 9 Landport, Newport Beach, California 92660 and shall "additionally" be emailed to Jeff Ciachurski at both [REDACTED] and westernwind@shaw.ca and to Cliff Webb at [REDACTED].  Tenant shall have thirty (30) business days from such notice to cure the default without penalty except for any late fees that may be assessed and due in accordance with Articles 3 and 4.

10. Exercise of Option, Offset Amounts and Credits:  No payments received by Owner from Tenant under this Amendment No. 8, including (i) any Late Fees received and (ii) any purchase option payments made for Parcel No. 6, shall be applied as an offset and reduction of the Annual Rent payments as such payments and offset provisions are provided and set forth in the Third and Separate Montalva Lease Option Agreement.

11. Compliance with Obligations:  As amended and agreed hereby under this Amendment No. 8, each Party has complied in all material respects with its obligations under the Third and Separate Montalva Lease Option Agreement with the acknowledgement that certain payments and late fees due Owner from Tenant in prior periods were not made and Owner agrees to accept the payments from Tenant as set forth in Articles 3 and 4, and going forward, as payment-in-full for all prior amounts.  There shall be no other obligation of payments due Owner by Tenant under this Agreement except as set forth in this Amendment No. 8 and Articles 3 and 4.

12. References to Agreement:  All references in the Third and Separate Montalva Lease Option Agreement, amendments thereto and this Amendment No. 8 (collectively the "Agreement") shall be deemed to refer to the Third and Separate Montalva Lease Option Agreement as amended in accordance with Amendment Nos. 1 through 7 and hereby.

13. Interpreted under the Laws of Puerto Rico:  The Agreement will be interpreted in accordance with the laws of Puerto Rico and as governed by them.

14. Litigation:  The Parties agree to submit themselves to the exclusive jurisdiction of the Courts of the Commonwealth of Puerto Rico in the event of any litigation related to the Agreement or this Amendment No. 8.  In the event of such litigation, all legal costs, fees and expenses of both parties shall be paid by the losing party.

15. Formal Agreements:  The Owner acknowledges that Tenant may be required by financial lenders or financial partners to execute more formal agreements and will cooperate with Tenant to promptly enter into more formal agreements in a timely manner as may be requested by Tenant.  Any such new formal agreements shall contain all of the rights, obligations and financial terms of the Agreement, this Amendment No. 8 and Amendments 1 through 7 as applicable, unless agreed otherwise upon mutually agreement of the Parties.

16. Entire Understanding:  This Amendment No. 8 taken together with the Third and Separate Montalva Lease Option Agreement and Amendments No. 1 through 7 constitutes the entire understanding between the Parties with respect to the subject matter hereof, and no representations, warranties, inducements, promises or agreements, oral or otherwise, between the Parties relating to the subject matter contained herein not embodied in this Amendment No. 8 shall be of any force or effect.

17. Modifications:  This Amendment No. 8 shall not be modified in any respect, except in a writing executed by both Parties.

18. Invalid Provisions:  If any provision of this Amendment No. 8 is held to be invalid or unenforceable, such provisions will not affect in any respect the validity or enforceability of the remainder of this Amendment No. 8 or the Third and Separate Montalva Lease Option Agreement together with Amendments Nos. 1 through 7.  If practicable, the Parties shall substitute for any invalid provision, a valid provision that most closely approximates the economic effect and intent of the invalid provision.

19. Execution:  This Amendment No. 8 may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.  The Parties further agree that each page shall be appropriately initialed and dated by the signing party, although failure to initial and date each page, or date the signing of the Agreement, shall not invalid this Amendment.  This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signature of all the Parties hereto.  Signatures may be exchanged by courier, overnight delivery, mail, fax or email (the "Facsimile Signature(s)").  Upon a request by a Party, original signatures including original initialed and dated pages shall be promptly forwarded by Priority US Mail or overnight delivery to addresses provided by each requesting Party.  Each Party to this Amendment agrees that it will be bound by its own Facsimile Signature and that it accepts the Facsimile Signatures of the other Party to this Amendment No. 8.

IN WITNESS WHEREOF, Tenant and Owner have executed this Amendment No. 8 on the date set forth below their respective names and effective as of the date first written (the Amendment No. 8 Effective Date).

TENANT:	OWNER:

By: /s/ Cliff M. Webb CLIFF M. WEBB, PRESIDENT GREENBRIAR SUSTAINABLE LIVING INC On Behalf of: GREENBRIAR CAPITAL (US) LLC Date: April 29, 2026	By: /s/ Jose Arturo Acosta AG & FM FARMS, LLC by its Duly Authorized Representative, JOSE ARTURO ACOSTA Date: April 29, 2026

EXHIBIT I

MONTALVA SOLAR FARM PARCEL MAP

Montalva Solar Farm

12
11
1
North
5
6
LAJAS
MUNICIPALITY
10
1
7
9
3
4
8
2
HWY 116
ENSENADA
GUANICA
MUNICIPALITY
Leyenda
Montalva Solar Farm
municipios

Parcel #	CRIM Catastro Tax Parcel Number	Parcel Size (Cuerdas)
1- North	406-000-003-42	131.63
1 - South	406-000-003-42	244.83
2	428-000-004-01	454.68
3	406-000-008-22	89.50
4	406-000-008-23	97.70
5	406-000-003-05	45.80
6	406-000-003-35	46.80
7	406-000-003-07	40.06
8	406-000-008-03	59.64
9	406-000-007-25	115.01
10	406-000-002-07	80.51
11	406-000-002-07	193.52
12	406-000-002-25	198.98
		1,799

intuitive

0 195390 780 1,170 1,560 Meters

Area del Proyecto y Parcelas (Area del Proyecto 900.5 cds.)

Scale: 1:25,000

N